Exhibit 99.4
American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet

	AMS Holdings	Laserscope	Pro Forma		Pro Forma
	April 1, 2006	March 31, 2006	Adjustments		Combined

Assets
Current assets
Cash and cash equivalents	$26,801	$33,234	$(60,035	)(a)	$—
Short term investments	15,593	—	(15,593	)(a)	—
Accounts receivable, net	52,108	23,972	—		76,080
Inventories, net	17,065	27,595	3,171	(b)	47,831
Deferred income taxes	3,202	14,954	(3,085	)(c)	15,071
Other current assets	3,700	3,507	—		7,207

Total current assets	118,469	103,262	(75,542)		146,189
Property, plant and equipment, net	23,655	10,919	2,368	(d)	36,942
Goodwill, net	169,861	655	455,178	(g)	625,694
Intangibles, net, including trademarks	38,737	405	241,596	(e)	280,738
Deferred income taxes	4,072	—	4,818	(c)	8,890
Deferred financing costs		—	21,550	(i)	21,550
Assets held for sale			27,000	(f)	27,000
Investment in technology and other assets	695		—		695

Total assets	$355,489	$115,241	$676,968		$1,147,698

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,921	$7,617	$—		14,538
Accrued compensation expenses	10,006	4,341	—		14,347
Accrued warranty expense	1,697	3,004	—		4,701
Income taxes payable	4,950	—	—		4,950
Other accrued expenses	8,547	6,846	—		15,393
Deferred revenue		4,376	(1,067	)(h)	3,309
Capital leases, current portion	—	19	—		19

Total current liabilities	32,121	26,203	(1,067)		57,257
Long term liabilities
Accumulated post retirement benefit obligation	3,072	—	—		3,072
Senior debt facility			363,983	(i)	363,983
Convertible note payable, net of discount			325,000	(i)	325,000
Deferred tax liabilities			108,086	(c)	108,086
Obligations under capital leases	—	4			4

Total long term liabilities	3,072	4	797,069		800,145
Stockholders’ equity
Common stock	698	86,341	(86,341	)(j)	698
Additional paid-in capital	232,947	—	—		232,947
Accumulated other comprehensive income	2,693	(385)	385	(j)	2,693
Retained earnings (accumulated deficit)	83,958	3,078	(33,078	)(j)(k)	53,958

Total stockholders’ equity	320,296	89,034	(119,034)		290,296

Total liabilities and stockholders’ equity	$355,489	$115,241	$676,968		$1,147,698

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial information.